Exhibit 99.1

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour reports UK drilling results

Houston, TX – October 26, 2005 — Endeavour International Corporation (AMEX: END) announced today that it has completed the drilling of its first well on Block 31/26b in the Central Graben of the North Sea. The Turnberry 31/26b-17 is being plugged and abandoned after reaching total depth with a non-commercial show of hydrocarbons.

“We logged oil pay in the Tor Formation, a Cretaceous chalk above the targeted Jurassic horizon,” said John N. Seitz, co-chief executive officer. “Although sandstone was encountered, it was below the oil water contact seen in the nearby Flora Field. We deepened the well to reach the Carbonferous sandstones from which that field produces; however, these sands did not contain hydrocarbons.”

Endeavour will now begin drilling the Turriff prospect in the same block to test a separate play in a Jurassic Fulmar sandstone objective with a shallower secondary prospect, Tulliallan, aimed at a Cretaceous target. A single well will test both prospects.

Endeavour operated the Turnberry well with a 40 percent interest. Endeavour holds a 60 percent interest in the Turriff and Tulliallan prospects.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.